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                                                                      EXHIBIT 99

                                PROMISSORY NOTE

$18.000.00                                               ALBUQUERQUE, New Mexico

                                                              December 2nd, 19a9

         On December 2nd 1999, for value received, the undersigned promises to pay the order of Francisco Urrea Jr. at 3009 Charleston NE, Albuquerque, New Mexico 87110 the sum of Eighteen THOUSAND DOLLARS ($18,000.00), TOGETHER WITH INTEREST THEREON AT THE RATE OF 7.00%.

         Every maker, endorser and guarantor hereof waives presentment, protest, demand, notice of nonpayment, notice of dishonor, notice of protest, and all other demands and notices with respect to this note and any guaranty of this note in the event this note is not paid at maturity, and agrees that after maturity of this obligation, any extension or postponement of the time of payment or any other indulgence by the holder of this note, any substitution, exchange, or release of any collateral for this note and/ or the addition or release of any party primarily or secondarily liable hereunder may be made without notice to or the consent of any holder of this note and without releasing any maker, endorser, or guarantor hereof; and that no delay or omission in the enforcement hereof, or of any guaranty hereof, or in the exercise of any right hereunder or under any guaranty hereof, or in the exercise of any right hereunder or under any guaranty hereof shall affect the liability of any maker, endorser, or guarantor of this note.

         The undersigned agrees to pay, in addition to all other sums due hereunder, all costs and expenses of collection of this note and/ or enforcing the s~me including a reasonable attorney's fee, which shall not be less than 10 percent of the total amount unpaid hereon at the time of collection and/ or enforcement, should this note be placed in the hands of an attorney for collection and/ or enforcement, or is collected or enforced through bankruptcy, probate, or other judicial proceedings.

                                   CYCO.NET, INC., a NEVADA
                                   CORPORATION


                                   By: /s/ RICHARD A. URREA
                                       ------------------------------
                                       Richard A. Urrea, President